Exhibit 10.21

AGREEMENT

AGREEMENT, made the 28th day of December, 2012 by and between NEXMED (USA) INC., a Delaware corporation, having an address at 11975 El Camino Real, Suite 300, San Diego, CA 92130 (hereinafter referred to as Seller”) and JACK BREITKOPF, or an assignee as permitted in paragraph 23 below, having an address at 69-21 Fleet Street, Forest Hills, New York 11375 (hereinafter referred to as “Purchaser”).

WHEREAS, Seller is the owner of that certain real property more particularly described in paragraph 1 hereof; and

WHEREAS, Seller desires to sell and convey and Purchaser desires to purchase said property, in and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the Property and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. AGREEMENT TO SELL AND CONVEY

(a) Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller subject to the terms and conditions hereinafter set forth, that certain land located at 89 Twin Rivers Drive and 113 Milford Road, East Windsor, New Jersey (hereinafter called the “Land”) described in Exhibit “A” attached hereto, together with the buildings and improvements on the Land, but not including any personal property owned by the Tenant (the “Property”). The Property shall include all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land and in all strips, gores or rights-of-way, riparian rights and easements.

(b) The Property is to be sold and conveyed subject to:

(i) Zoning regulations and ordinances of any governmental authority exercising jurisdiction over the Property, as the same may now exist or hereafter may be modified, supplemented or promulgated.

(ii) Recorded utility company and governmental authority rights and easements to maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities (collectively “Utility Installations”) in, over and upon the Property; all Utility Installations presently serving, crossing or existing on, the Property whether or not pursuant to recorded grants, agreements or easements, including, without limitation, the rights, if any, of any electric light or telephone company to maintain all guide wires extending from the Property to poles located on the roads on which the Property abuts.

(iii) The liens of real estate taxes, assessments, water rates, water meter charges, water frontage charges and sewer taxes, rents and charges.

(iv) The state of facts which an accurate survey might show, provided that same do not render title unmarketable.

(v) Variations between the location of fences, retaining walls, hedges, yard walks, other walls, shrubbery and the lines of record title and tax maps.

(vi) Any state of facts a visual inspection of the Property would disclose.

(vii) All laws, ordinances, rules and regulations (including without limitation any of the same applicable to gas, electricity, telephone, storm sewers, water, sewers,

other utility services, transportation, tenancies, tenants, rents payable by tenants, as the same now exist or hereafter may be modified, supplemented or promulgated, of any governmental authority, affecting the Property, except as may be set forth in this Agreement.

(viii) All notes or notices of violations of laws, ordinances, orders, requirements or regulations of any governmental authority, applicable to the Property and noted in the records of or issued by, any governmental authority between the date hereof and the Closing, except as may be set forth in this Agreement. Notwithstanding the foregoing, Seller shall be responsible for violations issued after the date hereof but subject to the terms and limitations set forth in paragraph 15 below, it being understood that any violations set forth in this subparagraph and in paragraph 15 below shall be combined for purposes of determining the dollar limits set forth in paragraph 15.

(ix) The rights of the current tenant (the “Tenant”).

(x) The permitted exceptions set forth on Exhibit “B”.

(xi) Other covenants, restrictions, easements, reservations, rights of way, and other agreements of records provided same are not violated by the buildings on the Property or current use of the Property.

(xii) The physical condition of the Property.

2. PURCHASE PRICE Subject to the terms and conditions hereof, the purchase price to be paid for the Property shall be the sum of Four Million, One Hundred Twenty Five Thousand and 00/xx ($4,125,000.00) Dollars, to be paid as follows:

(a) Upon execution of this Agreement, the sum of $206,250.00 shall be paid by Purchaser to Feinstein, Raiss, Kelin & Booker, L.L.C. (the “Escrow Agent”) and held and disbursed in accordance with the provisions of this Agreement governing the Deposit.

(b) At Closing payment shall be made by Purchaser by wire transfer in the sum of $3,918,750.00, subject to any adjustments as set forth herein.

3. CONSUMMATION OF TRANSACTION; DELIVERY OF DOCUMENTS

The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of monies shall take place at a closing (the “Closing”) sixty (60) days from the date that Purchaser or its attorney receives a fully-executed copy of this Agreement by e-mail or otherwise (the “Effective Date”), at the offices of Feinstein, Raiss, Kelin & Booker, LLC, 100 Executive Drive, West Orange, New Jersey 07052. If the Closing has not taken place by the aforementioned Closing date, then either party may establish a “time of the essence” closing date upon at least ten (10) days’ notice to the other party.

4. SELLER’S OBLIGATIONS AT CLOSING At the Closing, Seller shall do the following:

(a) Execute, acknowledge and deliver to Purchaser a Bargain and Sale Deed, Covenants v. Grantors Acts, conveying the Land and the buildings and improvements, together with an affidavit of title in usual form. Such deed shall be duly executed and acknowledged by Seller and in a proper form for recording.

(b) Execute, acknowledge and deliver to Purchaser an assignment of the landlord’s interest in the leases and tenancies then in effect. The form of Assignment of Lease to be executed and delivered at the Closing is annexed hereto as Exhibit “C”.

(c) Execute and deliver a notice to the Tenant, advising of the sale of the Property to Purchaser directing that rent or other payments thereafter be sent to the Purchaser or its designee.

(d) Execute and deliver a closing statement reflecting the purchase price and all adjustments set forth in this herein.

(e) Execute and deliver an assignment of the Tenant’s letter of credit, without recourse to Seller.

5. TITLE

(a) Permitted Exceptions As of the Closing Date, Seller’s title to the Property shall be insurable at regular rates by a title company authorized to do business in New Jersey, free and clear of liens and encumbrances other than and subject only to those matters shown on Exhibit “B” annexed hereto or otherwise set forth in this Agreement (which matters are hereinafter referred to as the “Permitted Exceptions”).

(b) Title and Other Objections Purchaser shall order, at Purchaser’s expense, a title report or title commitment (“Title Commitment”) from a title insurance company authorized to do business in New Jersey. Not later than thirty (30) days from the Effective Date, Purchaser shall give a copy of the Title Commitment to Seller at the offices of Seller’s attorneys, along with written notice specifying any title defect, encumbrance, lien or encroachment, other than Permitted Exceptions, which renders title to the Property unmarketable (such defect or encumbrance hereinafter referred to as an “Objection”). Purchaser shall be deemed to have waived any Objection not specified in such notice. In the event that an additional Objection shall appear of record between the date of the Title Commitment and the date of Closing, Purchaser shall promptly advise Seller of the new Objection, and Purchaser shall not be obligated to accept title subject to the Objection, unless same is a Permitted Exception. Within fifteen (15) days of receipt of notice of any specific title objection, Seller shall respond as to whether Seller can or will remove any such title objection. Seller shall have the opportunity to cause any Objection to be omitted from Purchaser’s title insurance, in which event Purchaser shall be obligated to proceed to Closing.

In the event that title to the Property shall be subject to liens, encumbrances or objections other than those subject to which Purchaser is obligated to accept title hereunder, or if Purchaser shall have other valid and proper grounds for refusing to close this transaction, and if Purchaser shall be unwilling to waive the same and to close this transaction without abatement or reduction of the purchase price or credit or allowance of any kind, Seller shall have the right, at Seller’s sole election, either (a) to take such action as the Seller shall deem advisable to remove, remedy or comply with such liens, encumbrances, objections or other grounds, or (b) to cancel this Agreement. In the event of Seller’s election to take action to remove, remedy or comply with such liens, encumbrances, objections or other grounds, Seller shall be entitled, by notice to Purchaser, to adjourn the Closing Date one or more times for an aggregate period not to exceed forty-

five (45) days, Purchaser’s objections to remain in full force and effect in the meantime. If for any reason whatsoever Seller shall not have succeeded in removing, remedying or complying with such liens, encumbrances, objections or other grounds at the expiration of any such adjournment and shall not elect or shall not be entitled to adjourn the Closing Date further, and if Purchaser shall still be unwilling to waive the same and to close this transaction without abatement or reduction of the Purchase Price or credit or allowance of any kind, this Agreement shall be and be deemed to be cancelled. In the event of the cancellation of this Agreement under any of the circumstances referred to and as provided in this paragraph, this Agreement shall cease, terminate and come to an end, and neither party hereto shall have any rights or liabilities against or to the other and the lien, if any, of the Purchaser against the Property shall wholly cease, except that Purchaser shall be entitled to the return of the Deposit. The acceptance of the deed by the Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of the Seller to be performed pursuant to the provisions of this Agreement, except those, if any, which are herein specifically stated to survive the delivery of the deed. Nothing contained herein shall require Seller to bring any action or proceeding or otherwise to incur any expense to correct title defects or to remove, remedy or comply with such other grounds.

(c) Release of Liens If on the Closing Date there are any liens or encumbrances affecting the Property subject to which Purchaser has not agreed herein to accept, Seller may use any portion of the Purchase Price to satisfy same. The existence of any such liens or encumbrances shall not be deemed objections to title.

6. PURCHASER’S OBLIGATIONS AT CLOSING Subject to the terms, conditions and provisions hereof, and contemporaneously with the performance by Seller of its obligations set forth in paragraph 4 hereof, Purchaser shall:

(a) Deliver to Seller the payment set forth in paragraph 2 required to be paid at Closing, subject to any adjustments as the case may be.

(b) Execute the Assignment of Leases in the form of Exhibit “C”.

(c) Execute and deliver a closing statement reflecting the purchase price and all adjustments set forth in this herein.

7. REPRESENTATIONS OF SELLER

To the best of Seller’s knowledge and belief, Seller represents and warrants as follows:

(a) There is no tax appeal currently pending for the Property.

(b) Attached hereto as Exhibit “D” is a rent roll for the Property as of the date of this Agreement.

(c) The party executing this Agreement on behalf of Seller has the authority to do so.

(d) The Tenant is current on all rent for the Property.

(e) Seller has all corporate authority to sign this Agreement and to complete the transaction contemplated hereunder.

Whenever reference is made in this Agreement to the knowledge of

Seller, such reference shall be deemed limited to the actual knowledge of Steven Martin, Interim Chief Executive Officer and Chief Financial Officer of Seller (the “Knowledge Parties”) and any reference herein to Seller having received written notice shall be deemed to refer only to the Knowledge Parties.

8. SURVIVAL AND LIMITATIONS THEREON

Each of the representations of Seller set forth in this Agreement shall not survive the Closing for two (2) months only.

9. Intentionally omitted.

10. ADJUSTMENTS

(a) Collected rents shall be prorated as of the Closing Date. Real estate taxes and utilities shall not be adjusted since the Tenant is responsible for payment of same. Any cash security deposit, if any, shall be credited to Purchaser. Any letter of credit security deposit, if any, shall be assigned to Purchaser.

(b) Seller shall be responsible for payment of the realty transfer fee. Purchaser shall be responsible for payment of the so called “Mansion Tax”, if applicable.

11. UNCOLLECTED RENTS. All rents which are collected by the date of the Closing shall be adjusted at the Closing. Any rents collected after the Closing by either party shall be adjusted when collected. Any rents received after the Closing shall be applied as follows: (a) first, to the month of Closing; (b) then, to current rent; and (c) then to any arrearages. Purchaser’s and Seller’s obligations hereunder shall survive the Closing.

12. EXPENSES Each party hereto will pay the expenses incurred by him or them under or in connection with this Agreement, including counsel fees and expenses of its representatives, whether or not the transactions contemplated by this Agreement are consummated, except as is otherwise specifically provided for herein.

13. BROKERAGE COMMISSIONS AND/OR FINDER’S FEES Seller and Purchaser represent to each other that there is no obligation to pay any commission, finder’s fee, or similar charge in connection with the transaction provided for in this Agreement, except to CBRE Inc. (the “Broker”). Purchaser represents that it has not been introduced to the Property by any other broker. The parties agree to indemnify and hold each other and their respective representatives, successors or assigns harmless from and against any loss, liability, and damage, including expenses, arising out of any claims made by any other broker for a commission, by reason of services alleged to have been rendered to, or at the instance of, either Seller or Purchaser. Only upon an actual closing of title, Seller agrees to pay the Broker a commission in accordance with a separate written agreement.

14. DAMAGE TO PROPERTY OR CONDEMNATION OF PROPERTY

(a) If prior to the delivery of the deed hereunder all or a material part of the Property is damaged or destroyed in whole or in part by fire or other cause, Purchaser or Seller may, by written notice given to either party, at or prior to the Closing (but not more than thirty days after notice of such damage or destruction is received by such party), cancel this Agreement, whereupon this Agreement shall cease, terminate and come to an end, and neither party shall have any rights or liabilities against or to the other and the lien, if any, of Purchaser against the Property shall wholly cease, except that Purchaser shall be entitled to the return of the Deposit. For the purposes of this paragraph 14, a “material part of the Property” shall mean damage or destruction, the cost of repair of which shall exceed Four Hundred Thousand ($400,000.00) Dollars, as estimated by Seller’s insurance company.

(b) If prior to the delivery of the deed hereunder an immaterial part of the Property is damaged or destroyed in whole or in part by fire or other cause or the Property is taken in whole or in part by right of eminent domain or by condemnation, or if a material part of the Property is damaged or destroyed in whole or in part by fire or other cause and neither party has cancelled this Agreement in accordance with the provisions of subsection (a) above, then the Seller at its sole election shall either (i) credit on account of the Purchase Price an amount equal to the net proceeds of any fire insurance and/or condemnation award actually received by it (the term “net proceeds” as used in this paragraph to mean such proceeds reduced by (aa) the reasonable cost of collection and (bb) the cost of any repairs effected by or on behalf of Seller with Purchaser’s consent, which consent shall not be unreasonably withheld or delayed, or without Purchaser’s consent with respect to repairs of an emergency nature) or (ii) if any such proceeds have not been received by the Seller, transfer and assign to Purchaser, without recourse, all of Seller’s right, title and interest in and to any insurance and/or condemnation proceeds payable to the Seller, and there shall be no abatement or credit on account of the Purchase Price and no duty or obligation on Seller to repair or restore any damage or to make any repairs to the Property by reason of such fire, casualty or taking. Adjustments of any insurance or condemnation claim shall be conducted jointly by Seller and Purchaser.

15. CERTIFICATE OF OCCUPANCY (a) In the event the municipality in which the Property is located requires a Certificate of Occupancy or similar certificate (the “CO”) for the sale of the Property, it is the obligation of Seller to arrange for and to obtain same at Seller’s sole cost and expense, and the issuance of same shall not delay the Closing. Seller may direct the Tenant to abate any noted violation if same is the responsibility of Tenant pursuant to the Lease. Notwithstanding the foregoing, if the cost to abate any required repairs for the CO shall exceed the sum of $25,000.00, and if neither party is willing to absorb the excess, then either party hereto shall have the right to terminate this Agreement and the deposit shall be returned to Purchaser.

(b) Seller shall be responsible for all (i) violations against the Property (whether acting directly or by causing the Tenant to abate same) and (ii) monetary fines resulting out of violations which fines are asserted against Seller prior to Closing and would be binding on Purchaser. The foregoing obligations of Seller shall be subject to the dollar limits set forth in subparagraph 15(a) above.

16. REMEDIES AND LIMITATIONS THEREON

(a) If Seller is in default of this Agreement, for any reason, Purchaser’s sole remedy shall be (a) to receive a return of the Deposit money or (b) institute an action for specific performance.

(b) If Purchaser defaults hereunder, Seller’s sole remedy shall be to retain the Deposit as liquidated damages, it being agreed that the Seller’s damages in case of Purchaser’s default might be impossible to ascertain and that the Deposit constitutes a fair and reasonable amount of damages under the circumstances and is not a penalty.

17. NOTICES All notices, demands, consents, approvals and other communications which are required or desired to be given by either party to the other hereunder shall be in writing. Same shall be deemed to have been duly given if sent by facsimile or telecopier to the other party and followed by certified mail, postage prepaid, return receipt requested, by overnight courier (e.g. Federal Express) addressed as follows:

TO THE SELLER:	NEXMED (USA) INC. 11975 El Camino Real, Suite 300 San Diego, California 92130

WITH COPY TO:	RICHARD S. KELIN, ESQUIRE FEINSTEIN, RAISS, KELIN & BOOKER, L.L.C. 100 Executive Drive West Orange, New Jersey 07052

TO THE PURCHASER:	JACK BREITKOPF 69-21 Fleet Street Forest Hills, New York 11375

WITH COPY TO:	STEVEN NAIMAN, ESQUIRE 485 Madison Ave Ste 1300 New York, NY 10022

Notices or agreements signed by, or addressed to, the respective attorneys for the parties shall be deemed sufficient within the meaning of this paragraph 17 without the signatures of the parties themselves if sent as provided herein. Notices, demands, consents, approvals and other communications shall be deemed given on the third day (unless received sooner) following the mailing thereof or upon hand delivery to the attorneys for the party to whom same is addressed. In any event, any notice shall be deemed given when and if an original or copy is actually received by the party to whom same is addressed.

18. AMENDMENT Neither this Agreement nor any term or provision hereof may be changed, waived, discharged, or terminated orally, or in any manner other than by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

19. BINDING EFFECT This Agreement shall be binding upon and inure to the benefit of the respective parties, and their successors and assigns, heirs and personal representatives, except as otherwise expressly provided herein.

20. CONSTRUCTION Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

21. MISCELLANEOUS

(a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original. This Agreement and any amendment shall be binding if executed with an original signature or by facsimile signature.

(b) If any date referred to herein falls on a weekend or legal Federal holiday, then such date shall be deemed to fall on the next business date.

22. RECORDATION This Agreement shall not be recorded by either party. Neither this Agreement nor any memorandum thereof shall be recorded. Breach of the foregoing agreement by Purchaser shall entitle Seller (i) to cancel this Agreement without liability or obligation; (ii) declare Purchaser in breach of this Agreement, in which event Seller shall be entitled to all remedies against Purchaser, as provided by law and in this Agreement; and (iii) to obtain from Purchaser a removal of the recording from the public records, all at Purchaser’s sole cost and expense, including without limitation Seller’s attorneys’ fees in connection therewith.

23. ASSIGNMENT OF AGREEMENT Purchaser shall not have the right to assign this Agreement without the prior written consent of Seller, except that Purchaser may assign this Agreement to an entity in which Purchaser shall own at least 51% of the assignee. However, the foregoing assignment shall only be permitted provided that same (a) does not delay the Closing; (b) does not adversely affect the mortgage application; and (c) Purchaser is not released from any liability hereunder.

24. EXHIBITS All Exhibits and Schedules annexed to this Agreement are an integral part hereof, and the representations, terms, covenants and conditions contained therein are hereby expressly incorporated herein by reference and are true and correct.

25. ATTORNEYS’ FEES The parties hereto agree to pay their own respective attorneys’ fees for their services.

26. PARAGRAPH HEADINGS Paragraph headings are inserted herein solely to facilitate reading of this Agreement, and they shall not be utilized to construe, interpret, affect or modify the terms of this Agreement.

27. SOLE AGREEMENT; PRIOR AGREEMENTS This Agreement, which supersedes all prior negotiations, discussions, understandings and agreements heretofore had between the parties, constitutes the sole and entire agreement of the parties, respecting the subject matter hereof, and in no event shall either party be charged with any covenant, representation, warranty, guarantee, indemnity, or other agreement, except to the extent expressly stated in this Agreement.

28. INVESTIGATIONS Except as provided herein, this Agreement is entered into after Purchaser’s and Seller’s full investigation of all facts which each deemed material, neither party relying upon any statement or representation made by the other which is not expressly stated in this Agreement or which is not supported by such party’s investigation.

29. DEPOSIT All amounts required to be paid by Purchaser prior to the Closing pursuant to paragraph 2 above shall be referred to as the “Deposit”. The Deposit shall be held in a non-interest bearing account by the Escrow Agent, on the terms hereinafter set forth:

(a) If the Closing takes place under this Agreement, the Escrow Agent shall deliver the Deposit to Seller on the Closing Date.

(b) If this Agreement is terminated in accordance with the terms hereof, the Escrow Agent shall pay the Deposit to the party entitled to receive the Deposit in accordance with the applicable provisions of this Agreement.

(c) If the Closing does not take place under this Agreement by reason of the failure of either party to comply with its obligations hereunder, the Escrow Agent shall pay the Deposit to the party entitled to receive the Deposit in accordance with the applicable provisions of this Agreement.

(d) It is agreed that the duties of the Escrow Agent are only as herein specifically provided, and subject to the provisions of subparagraph (d) and (f) hereof, are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as the Escrow Agent has acted in good faith. Seller and Purchaser each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(e) If this Agreement is terminated in accordance with the terms hereof or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with its obligations hereunder, prior to the Escrow Agent paying the Deposit to the party entitled thereto, the Escrow Agent shall notify the parties of its intent to pay over the Deposit and shall provide Seller or Purchaser, as the case may be, seven (7) days to dispute such payment. If no such dispute is received in writing by the Escrow Agent within seven (7) days after the mailing by the Escrow Agent of its intent to pay over the Deposit, then the Escrow Agent may pay over the Deposit to the party which is indicated in the notice.

(f) The Escrow Agent will act as a stakeholder only. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Deposit or as to whom said Deposit is to be delivered, the Escrow Agent shall hold same until its receipt of an authorization in writing, signed by Seller and Purchaser, directing the disposition of same, or in the absence of such authorization, the Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit in Court pending such determination. The Escrow Agent shall be reimbursed for its cost of such action or proceeding by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

(g) The Escrow Agent has executed this Agreement in order to confirm that it will hold the Deposit in escrow, pursuant to the provisions of this paragraph

29. Provided, however, that nothing contained in this Agreement shall prevent the law firm constituting the Escrow Agent from representing Seller in any dispute with Purchaser, including without limitation litigation between such parties, and Purchaser hereby expressly waives the right to object to any such representation.

30. PURCHASER’S SPECIAL COVENANTS AND REPRESENTATIONS

(a) Except as provided in this Agreement, Purchaser has inspected and examined the Land and all buildings and improvements thereon and is thoroughly acquainted with their respective quality, nature, condition and use. With respect to the physical condition of the Property, Purchaser hereby expressly covenants and agrees that it shall acquire the Property, land and improvements hereunder “as is”, “where is” as of the date hereof, and Purchaser assumes the Property with all its faults, subject to reasonable use, wear, tear and natural deterioration between the date hereof and the Closing Date. Purchaser acknowledges and affirms that Purchaser is experienced in purchasing real estate such as the Property and Purchaser is fully satisfied with the Property. Purchaser will not make any claim against Seller, whether before or after the Closing, for any state of fact regarding the Property, except and unless Seller is in breach of this Agreement.

(b) Intentionally omitted.

(c) Purchaser has all requisite power and authority to execute and deliver this Agreement and consummate the transaction contemplated hereby.

(d) This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes the valid and binding obligation of the Purchaser.

(e) In the event Purchaser or Purchaser’s employees, agents or contractors enter the Property prior to the Closing for any reason, Purchaser shall be responsible to Seller (or to any third party) for any damage or loss caused as a result of same. Neither Purchaser nor Purchaser’s employees, agents or contractors, shall enter the Property without Seller’s prior consent and without Seller’s being present at such time (at Seller’s option). Any entry onto the Property shall be subject to the rights the Tenant and done with the least possible interference with the Tenant.

(f) It is specifically acknowledged by Purchaser that the lease includes an option to purchase for the benefit of the Tenant and Purchaser is accepting the Property subject to the Lease and to the option.

31. 1031 TAX FREE EXCHANGE

A. The sale of the Property is part of a tax free exchange being conducted by Seller. Purchaser agrees to cooperate with such tax free exchange and execute any requested documents, at no cost to Purchaser and no delay of the Closing. Seller may assign its rights hereunder to a third party as part of such tax free exchange.

B. The purchase of the Property is part of a tax free exchange being conducted by Purchaser. Seller agrees to cooperate with such tax free exchange and execute any requested documents, at no cost to Seller and no delay of the Closing. Purchaser may assign its rights hereunder to a third party as part of such tax free exchange.

32. CONFIDENTIALITY. The Parties acknowledge that this Agreement and the transactions described herein are of a confidential nature and shall not be disclosed to any third parties except for consultants, investors, potential lenders, appraisers, attorneys, accountants, advisors, and affiliates in connection with the transactions contemplated hereby or as required by law. Each Party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information except as provided in this paragraph.

33. INSPECTIONS.

(a) Purchaser shall have thirty (30) days from the date from the date that a fully executed copy of the Agreement is forwarded to Purchaser or Purchaser’s attorney, by e-mail or otherwise (the “Due Diligence Period”) in which to inspect the Property. Such right of inspection is subject to the rights of the Tenant. Purchaser shall be responsible for any damage to persons or properties while conducting any such inspections, whether caused by Purchaser or any of its agents, employees, invitees or contractors (“Purchaser Parties”). Purchaser’s hereby agrees to indemnify, defend and hold Seller (and Seller’s principals, employees, contractors and agents) harmless, including reasonable attorney’s fees, from any liability, loss, damage or suit arising out of any such inspections. This paragraph shall survive any termination or cancellation of this Agreement. In the event there are aspects whatsoever which Purchaser finds unsatisfactory, then Purchaser shall have the option to cancel this Agreement for any reason whatsoever, in which event Purchaser’s sole remedy shall be to receive a return of the Deposit. Any such cancellation shall be made by Purchaser, if at all, no later than the end of the Due Diligence Period, and if Purchaser fails to cancel within such time period, then Purchaser’s rights under this paragraph shall be deemed waived.

(b) Purchaser shall have until the end of the Due Diligence Period in which to inspect the books and records for the Property, subject to confidentiality requirements of Seller. In the event Purchaser determine that the books and records are not acceptable to Purchaser, then Purchaser shall have the option to cancel this Agreement, in which event Purchaser’s sole remedy shall be to receive a return of the Deposit. Any such cancellation shall be made by Purchaser, if at all, no later than the end of the Due Diligence Period, and if Purchaser fails to cancel within such time period, then Purchaser’s rights under this paragraph shall be deemed waived.

34. ENVIRONMENTAL ISSUES

Seller is aware of certain environmental issues as set forth on Exhibit “E” (the “Environmental Issues”). Seller agrees to perform the actions set forth on Exhibit “E”, including obtaining the RAO, and such procedures shall be Seller’s sole responsibility to address any environmental concerns regarding the Property. To the extent that all of the Environmental Issues are not resolved in full by the Closing, then Seller shall place in escrow with its attorney, out of the Closing proceeds, an amount reasonably necessary to complete all of Seller’s obligations pertaining to the Environmental Issues and same shall be released from time to time as needed to fund payment of the costs pertaining to same. Such escrow amount shall be based upon 125% of the dollar amount reasonably estimated to be the expected remaining costs to perform the obligations of Seller on Exhibit

“F”, as estimated by Seller’s environmental consultant, with the reasonable approval of Purchaser’s environmental consultant. Such escrow amount shall be reduced by the amount held in escrow by the Department of Environmental Protection, State of New Jersey or any agency thereof (“NJDEP”). In addition, no escrow shall be necessary for any portion of the Environmental Issues if the NJDEP accepts a bond, letter of credit or some other form of surety. As of the Closing, Purchaser shall release Seller for any environmental issues, other than Seller’s obligations set forth on Exhibit “E”, which shall survive closing of title.

35. MORTGAGE CONTINGENCY. Purchaser agrees to immediately apply for a new first mortgage in the amount of $2,681,250.00 from a financial institution doing business in the State where the Property is located. Purchaser shall supply the prospective lender with all requested information and forms and Purchaser shall be responsible for all costs associated with applying for and closing the new first mortgage. At all times, Purchaser shall act diligently and in good faith in applying for, and closing on, the mortgaged loan. If a mortgage commitment is issued but same contains conditions which are substantive and beyond the reasonable control of Purchaser (e.g. third party reports, requiring improving the Property at a cost of more than $10,000.00), then the mortgage contingency shall not be deemed satisfied. If a mortgage commitment is issued and same contains conditions which are within the reasonable control of Purchaser (e.g. providing tax returns), then the mortgage contingency shall be deemed satisfied. If such a mortgage commitment is not issued within forty five (45) days of the Effective Date hereof (the

“Mortgage Contingency Date”), then Purchaser may cancel this Agreement no later than the end of the Mortgage Contingency Date, in which event the deposit shall be returned to Purchaser and the parties shall be free of all other liabilities to each other, arising out of this Agreement. If Purchaser fails to cancel this Agreement by the end of the Mortgage Contingency Date, then Purchaser shall be deemed to have waived the mortgage contingency set forth in this paragraph.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have hereunto set their hands and seals the year and date first above written.

WITNESS OR ATTEST:	SELLER: NEXMED (U.S.A.), INC

_______________	By: /s/ Steve Martin Steven Martin, Interim Chief Executive Officer and Chief Financial Officer of Seller

PURCHASER:

_______________	/s/ Jack Breitkopf JACK BREITKOPF

I hereby agree to act as Escrow Agent in accordance with the terms and conditions as provided for hereinbefore.

FEINSTEIN, RAISS, KELIN & BOOKER, L.L.C.

BY: /s/ Richard Kelin

        RICHARD S. KELIN, ESQ.

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